June 15, 2022

Gabrielle Rabinovitch

Dear Gabrielle,

PayPal is transforming the digital economy and the work we are doing together has never been more important. Our products and services are needed more than ever, and our journey continues to fulfill our mission of democratizing financial services and improving the financial health of individuals, families, businesses, and communities throughout the world. Your contributions play a critical role in driving PayPal’s continued growth and success. I look forward to continuing our work together and supporting your ongoing career growth at PayPal as we seize the endless opportunities ahead.

In recognition of your appointment to interim Chief Financial Officer effective May 23, 2022 upon John Rainey’s departure (the “Effective Date”), I am thrilled to inform you that you are being awarded a special equity award of $3,000,000 and a cash bonus award of $1,000,000, subject to the approval of the Compensation Committee of the Board of Directors of PayPal Holdings, Inc. (the “Compensation Committee”). In addition, during the Transition Period (as defined below), you will be eligible to participate in the PayPal Holdings, Inc. Executive Change in Control and Severance Plan (as it may be amended and restated from time to time, the “Severance Plan”) at the Executive Vice President level, subject to the terms and conditions of this letter agreement.

Nothing in this letter agreement is intended to alter the at-will nature of the employment relationship between you and PayPal.

About Your Equity Awards

•This equity award will be granted* in restricted stock units (RSUs) and performance-based restricted stock units (PBRSUs), supporting our pay-for-performance philosophy.
•The anticipated grant date for such RSUs and PBRSUs is on or around June 15, 2022.*
•The chart below details the vesting schedule for these grants.

Grant	Value	Vesting Schedule
Restricted Stock Units (“RSUs”)	USD $1,500,000
The value of the RSUs will be converted into the number of shares to be granted, as determined based on PayPal policies on the date of grant. One-third (1/3) of the shares subject to the RSUs will vest on the first anniversary of the grant date, with one-twelfth (1/12) of the shares subject to the RSUs vesting on each quarterly vest date thereafter, in each case conditioned upon your continued employment with a PayPal company.

The RSUs are subject to applicable taxes and withholdings and are governed by the applicable award agreement and any other related plans and agreements.

Performance-based Restricted Stock Units (“PBRSUs”)	Target value of USD $1,500,000
The target value of the PBRSUs will be converted into the number of target shares to be granted, as determined based on PayPal policies.

Any PBRSUs earned based on PayPal Holdings’ performance over the 2022-2024 performance period will be vested and settled in March of 2025, conditioned upon your continued employment with a PayPal company.

The PBRSUs are subject to applicable taxes and withholdings and are governed by the applicable award agreement and any other related plans and agreements.

*Grant awards are subject to approval by the Compensation Committee.

About Your Cash Bonus

•The cash bonus award will be paid in two installments:
•$500,000 will be payable within the first two pay periods from the date of this letter; and
•the remaining $500,000 will be payable within two pay periods following the earlier of: (i) the second month anniversary of the start date of the permanent or successor Chief Financial Officer and (ii) March 1, 2023.
•Each payment is subject to applicable taxes and withholdings and is governed by the terms and conditions of this letter agreement.
•Your active employment, as a full-time employee of PayPal in good standing as of the respective payment date, is required to receive the portion of the cash bonus payable on such date.
•If your employment with PayPal ceases for reasons of resignation or Cause (as defined in the Severance Plan, provided that the name “Gabrielle Rabinovitch” will be deemed to replace the defined term “Eligible Participant”), or notice is given for reasons of Cause or resignation, in each case before the applicable payment date, the then-unpaid portion of the cash bonus will not be earned and no pro-rata payment of the then-unpaid portion of the cash bonus will be paid.

About Your Participation in the Severance Plan
•During the Transition Period, you will be eligible to participate in the Severance Plan at the Executive Vice President level, subject to the terms and conditions of the Severance Plan and as set forth herein.
•“Transition Period” shall mean the period commencing on the Effective Date and ending on the sixth month anniversary of the start date of the permanent or successor PayPal Chief Financial Officer.
•Notwithstanding anything in this letter agreement to the contrary:

2211 North First Street San Jose, CA 95131 paypal.com

◦Your eligibility to participate in the Severance Plan at the Executive Vice President level is contingent on your continuous reasonable best efforts to support the permanent or successor Chief Financial Officer in their transition to their Chief Financial Officer role until the sixth month anniversary of the start date of the permanent or successor PayPal Chief Financial Officer, unless otherwise determined by PayPal in its sole discretion.
◦If the Transition Period expires while you remain employed with PayPal, your eligibility to receive severance from PayPal in the future (if any) shall return to the Senior Vice President level, unless otherwise determined by PayPal in its sole discretion.
◦Notwithstanding anything in the Severance Plan to the contrary, the following occurrences will not constitute Good Reason under the Severance Plan with respect to you (and, for the avoidance of doubt, they will not be considered a “material reduction in the Eligible Participant’s authorities, duties or responsibilities” under the Severance Plan):
▪A return to a role or title similar to or the same as the Senior Vice President, Corporate Finance and Investor Relations role and title that you held prior to the Effective Date; and/or
▪A change in your reporting relationship such that you no longer report to PayPal’s Chief Executive Officer and/or such that you are required to report to the Chief Financial Officer.

This letter agreement is the entire agreement between you and PayPal regarding any special equity award or cash bonus and supersedes and replaces any prior agreements regarding any retention bonus, whether verbal or written.

PayPal has tremendous opportunities ahead and your continued contributions are key to helping us live our values and deliver for our customers. Thank you again for all you do on behalf of PayPal, and congratulations on this well-deserved recognition.

Sincerely,

/s/ Dan Schulman

Dan Schulman
President and CEO

I agree to the terms and conditions set forth in this letter agreement.

/s/ Gabrielle Rabinovitch	6/16/2022
Gabrielle Rabinovitch	Date

2211 North First Street San Jose, CA 95131 paypal.com